Exhibit 10.3
POLARIS INDUSTRIES INC.
NONQUALIFIED STOCK OPTION AGREEMENT

Participant: ______________________

In accordance with the terms of the Polaris Industries Inc. 2007 Omnibus Incentive Plan (As Amended and Restated April 30, 2015) (the “Plan”), Polaris Industries Inc. (the “Company”) hereby grants to you, the Participant named above, an Option to purchase from the Company up to the number of shares of the Company’s common stock (the “Common Stock”) set forth in the table below at the specified Option Price per share. The terms and conditions of this Option Award are set forth in this Agreement, consisting of this cover page and the Option Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. Unless the context indicates otherwise, any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Number of shares of Common Stock subject to the Option:	___________
Grant Date:	___________, 20__
Option Price per share:	$__________
Vesting and Exercise Schedule:	Portion of Shares as to Which Option DateBecomes Vested and Exercisable ___________, 20__ 50% ___________, 20__ 50%
Expiration Date:	Close of business on _____________, 20__

  All terms, provisions and conditions applicable to the Option set forth in the Plan and not set forth in this Agreement are incorporated by reference into this Agreement.

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding your rights and obligations in connection with this Option Award.

Agreed:	POLARIS INDUSTRIES INC.

Participant
Attachment: Option Terms and Conditions

Polaris Industries Inc.
2007 Omnibus Incentive Plan
(As Amended and Restated April 30, 2015)
Nonqualified Stock Option Agreement

Option Terms and Conditions

1.	Nonqualified Stock Option. This Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code and will be interpreted accordingly.

2.	Vesting and Exercisability of Option.

(a)
Scheduled Vesting. This Option will vest and become exercisable as to the number of shares of Common Stock (“Shares”) and on the dates specified in the Vesting and Exercise Schedule on the cover page to this Agreement, so long as you have continuously provided service to the Company or any of its Affiliates in the capacity of an Employee, Nonemployee Director or Third-Party Service Provider since the Grant Date. For purposes of this Agreement, use of the terms “employment” and “employed” refers to providing service in any of these capacities to the Company and its Affiliates. The Vesting and Exercise Schedule is cumulative, meaning that to the extent the Option has not already been exercised and has not expired or been terminated or cancelled, you or the person otherwise entitled to exercise the Option as provided in this Agreement may at any time purchase all or any portion of the Shares subject to the vested portion of the Option.

(b)	Change of Control. If a Change of Control occurs after the Grant Date but before the Expiration Date and while you continue to be employed, then the following shall apply:

(1)
If this Award is continued, assumed or replaced in connection with the Change of Control but you experience an involuntary termination of employment for reasons other than Cause, or you terminate your employment for Good Reason (as defined below), and in either case such termination occurs within one year after the Change of Control, then this Option (or any replacement therefor) shall fully vest as of the termination date, and shall remain exercisable for one year following such termination of employment, but not after the scheduled Expiration Date.

(2)	If this Award is not continued, assumed or replaced in connection with a Change of Control, then this Option shall fully vest and be exercisable as provided in Section 11.1(b) of the Plan.

For purposes of this Section 2(b), “Good Reason” means, without your express written consent, (i) any material reduction in the scope of your authority, duties or responsibilities; (ii) any material reduction in your base compensation; (iii) any material change in the geographic location of your principal place of employment; or (iv) any action or inaction that constitutes a material breach by the Company of any agreement under which you provide services to the Company. Good Reason shall not, however, exist unless you have first provided written notice to the Company of the initial occurrence of one or more of the events under clauses (i) through (iv) above within ninety (90) days of the event’s occurrence, and such event is not fully remedied by the Company within thirty (30) days after the Company’s receipt of written notice from you.

(c)
Other Accelerated Vesting. Vesting and exercisability of this Option may be accelerated or extended during the term of the Option under the circumstances described in Section 9 of this Agreement, and at the discretion of the Committee in accordance with Sections 3.2 and 11.2 of the Plan.

3.	Expiration. This Option will expire and will no longer be exercisable on the earliest of:

(a)	The Expiration Date specified on the cover page of this Agreement;

(b)	Termination of your employment with the Company and its Affiliates for Cause;

(c)
The expiration of any applicable period specified in Section 2(b) or 9 of this Agreement during which this Option may be exercised after termination of your employment with the Company and its Affiliates; or

(d)	The date (if any) fixed for termination or cancellation of this Option pursuant to Article 11 of the Plan.

4.
Service Requirement. Except as otherwise provided in Sections 2(b) and 9 of this Agreement, this Option may be exercised only while you continue to be employed by the Company or any Affiliate, and only if you have continuously been so employed since the Grant Date.

5.
Exercise of Option. Subject to Sections 6 and 7 of this Agreement, the vested and exercisable portion of this Option may be exercised in whole or in part by delivering a written or electronic notice of exercise to the Company or the Company’s third-party stock plan administrator (as the Company’s agent), which written or electronic notice must be in a form approved by the Company stating the number of Shares to be purchased, the method of payment of the aggregate Option Price and directions for the delivery of the Shares to be acquired, and must be signed or otherwise authenticated by the person exercising this Option. This Option may also be exercised by such other means as the Committee may approve from time to time, including by providing notice of exercise to the third-party administrator by telephone or by using the third-party administrator’s Internet web site. If you are not the person exercising this Option, the person exercising the Option must also submit appropriate proof of his or her right to exercise this Option. For purposes of this Section 5, “third-party stock option administrator” means E*Trade Financial Corporate Services or, as applicable, any successor designated by the Committee.

6.
Payment of Option Price. When you submit your notice of exercise, you must include payment of the aggregate Option Price of the Shares being purchased through one or a combination of the following methods:

(a)	Cash or its equivalent (including a check payable to the order of the Company);

(b)
To the extent then permitted by the Committee, a broker-assisted cashless exercise in which you irrevocably instruct a broker to deliver proceeds of a sale of all or a portion of the Shares for which the Option is being exercised (or proceeds of a loan secured by such Shares) to the Company in payment of the purchase price of such Shares;

(c)
To the extent then permitted by the Committee, by delivering (either actual delivery or using attestation procedures approved by the Company) to the Company or its designated agent unencumbered Shares having an aggregate Fair Market Value on the date of exercise equal to the purchase price of the Shares for which the Option is being exercised; or

(d)
To the extent then permitted by the Committee, by directing the Company to withhold a number of Shares otherwise issuable to you upon such exercise having an aggregate Fair Market Value on the date of exercise equal to the purchase price of the Shares for which the Option is being exercised.

7.
Withholding Taxes. The Company will notify you of the amount of any federal, state, local or foreign withholding taxes (including social insurance contributions) that must be paid by you in connection with the exercise of the Option. The Company (or any Affiliate employing you) may deduct such amount from your regular salary payments or other compensation otherwise due and owing to you. If the full amount of the withholding taxes cannot be timely recovered in this manner, you must immediately remit the deficiency to the Company upon the receipt of the Company’s notice. If you wish to satisfy some or all of such withholding taxes by delivering Shares you already own or by having the Company retain a portion of the Shares being acquired upon exercise of the Option, you must make such a request in accordance with Section 19.2 of the Plan which shall be subject to approval by the Committee. The Company may withhold the issuance to you of any and all Shares to which you are otherwise entitled under this Agreement until you have satisfied the applicable withholding tax obligations.

8.
Delivery of Shares. As soon as practicable after the Company receives the notice of exercise and payment of the exercise price as provided above, and determines that all other conditions to exercise, including satisfaction of withholding tax obligations and compliance with applicable laws as provided in Section 21.6 of the Plan, have been satisfied, it will arrange for the issuance and delivery of the Shares being purchased. Delivery of the Shares shall be effected by the issuance of a stock certificate, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided, or by the electronic delivery of the Shares to a designated brokerage account. The Company will pay any original issue or transfer taxes with respect to the issuance and delivery of the Shares to you, and all fees and expenses incurred by it in connection therewith.

9.
Termination of Employment. Subject to Section 2(b), if your employment by the Company and its Affiliates terminates before the scheduled Expiration Date and before the Option has been exercised in full, then the following shall apply:

(a)
If your employment terminates for any reason other than disability (within the meaning of Section 22(e)(3) of the Code) (“Disability”), death or Retirement (as defined in Section 9(c)), then any unvested portion of the Option shall terminate on the date your employment terminates and be of no further force and effect.

(b)
Subject to Section 3(b), if your employment terminates for any reason other than Disability, death or Retirement, then any vested portion of the Option that has not yet been exercised on the date of termination shall continue to be exercisable for a period of thirty (30) days after such date, but not after the scheduled Expiration Date.

(c)
If your employment terminates by reason of your Retirement, then any unvested portion of the Option shall vest and become exercisable immediately upon such Retirement, and (ii) the portion of the Option that has not yet been exercised shall remain exercisable until the scheduled Expiration Date. For these purposes, “Retirement” shall mean any termination of your employment with the Company, other than termination for Cause, that occurs (i) at least twelve (12) months after the Grant Date, and (ii) at or after you reach the age of fifty-five (55) and have completed at least [ten (10)] [five (5)] years of continuous service with the Company, provided that you give the Company written notice that you are considering retirement at least one year prior to the date of termination.

(d)
If your employment terminates by reason of your death or Disability, then (i) any unvested portion of the Option shall vest immediately and become exercisable; and (ii) the portion of the Option that has not yet been exercised shall remain exercisable for a period of one (1) year following the date of termination of employment, but not after the scheduled Expiration Date.

10.
Transfer of Option. During your lifetime, only you (or your guardian or legal representative in the event of legal incapacity) may exercise this Option. You may not assign or transfer this Option other than a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Article 15 of the Plan. Following any such transfer, this Option shall continue to be subject to the same terms and conditions that were applicable to this Option immediately prior to its transfer and may be exercised by such permitted transferee as and to the extent that this Option has become exercisable and has not terminated in accordance with the provisions of the Plan and this Agreement. Whenever you are referred to in any provision of this Agreement under circumstances where the provision should logically be construed to apply to any permitted transferee of the Option, such references will be deemed to include such person or persons.

11.
Compensation Recovery. Notwithstanding any other provision of this Agreement, this Award and any Shares or cash received in settlement thereof shall be subject to (i) the Company’s Policy Regarding Executive Incentive Compensation Recoupment as in effect from time to time, including any amendments or revisions thereto adopted by the Board or the Committee in response to the requirements of Section 10D of the Exchange Act and the rules promulgated by the Securities and Exchange Commission and the New York Stock Exchange thereunder; and (ii) forfeiture to or reimbursement of the Company under the circumstances and to the extent provided in Section 304 of the Sarbanes-Oxley Act of 2002 if you are one of the individuals expressly subject to such Section 304 or if you knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct which resulted in material noncompliance by the Company with any financial reporting requirement under the securities laws and as a result of which the Company was required to prepare an accounting restatement.

12.
Governing Plan Document. This Agreement and Option Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

13.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

14.
Notices. Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered (including electronically) to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided. Unless and until some other address is so designated, all notices or communications by you to the Company shall be mailed or delivered to the Company, Attn: Vice President – Human Resources, at its office at 2100 Highway 55, Medina, Minnesota 55340, and all notices or communications by the Company to you may be given to you personally or may be mailed or delivered to you at the address indicated in the Company's records as your most recent address.

15.
Entire Agreement; Amendment; Severability. This Agreement and the Plan embody the entire understanding of the parties with respect to this Option Award, and supersede all other oral or written agreements or understandings between you and the Company regarding the subject matter hereof. Except as otherwise provided in Section 17.4 of the Plan, no change, alteration or modification hereof may adversely affect in any material way your rights under this Agreement without your prior written consent. If any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid, or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby.

16.	Choice of Law. This Agreement will be governed by, and interpreted and enforced in accordance with, the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

17.
Certain References. References to you in any provision of this Agreement under circumstances where the provision should logically be construed to apply to your executors or administrators, or to the person or persons to whom all or any portion of the Option may be transferred by will or the laws of descent and distribution, shall be deemed to include such person or persons.

18.
Electronic Delivery and Acceptance. The Company may deliver any documents related to this Option Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

19.
Appendix. This Option Award and the Shares acquired under the Plan upon exercise of the Option shall be subject to any and all special terms and provisions, if any, as set forth in the Appendix for your country of residence, which Appendix is incorporated into and made a part of this Agreement.

By signing the cover page of this Agreement or otherwise accepting this Award in a manner approved by the Company, you agree to all the terms and conditions contained in this Agreement and in the Plan document.